Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-89801, No. 33-28490, No. 33-33693, No. 33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 33-82205, No. 333-48750, No. 333-58026, No. 333-105726, No. 333-134897 and No. 333-118351 on Form S-8 of our report dated March 29, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting pronouncements), relating to the consolidated financial statements of Williams-Sonoma, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the year ended January 28, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 29, 2007